Filed pursuant to Rule 433

Registration Statement No. 333-129000

February 7, 2007

Relating to Preliminary Prospectus Supplement

dated February 7, 2007

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	10.25% Global BRL Bonds due 2028
Ratings	Ba2/BB/BB
Distribution	SEC Registered
Amount Issued	R$1,500,000,000
Gross Proceeds	US$714,711,137.58
Coupon	10.25% 30/360-day count basis
Maturity	January 10, 2028
Offering Price	96.451%
Yield to Maturity	10.68%
FX (for Settlement)	2.09875
Underwriting Fee	0.30%
Denominations	R$250,000/R$1,000
Interest Pay Dates	January 10 and July 10
Beginning	July 10, 2007
Settlement Date	February 14, 2007 (T+5)
Bookrunners	JPMorgan Securities Inc. and UBS Securities LLC (JPM b&d)
Co-Managers	Banco Itaú Europa S.A. BB Securities Ltd.
Underwriting Commitments:	JPMorgan Securities Inc.: R$ 720,000,000 UBS Securities LLC: R$ 720,000,000 Banco Itaú Europa S.A.: R$ 30,000,000 BB Securities Ltd.: R$ 30,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/205317/000119312507022269/d424b5.htm/

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling JPMorgan Securities Inc. at toll-free 1-866-846 2874 or by calling UBS Securities LLC at toll-free 1-800-503-4611 or 1-888-722-9555 ext. 1088.

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